EXHIBIT 99.2

Orion Energy Systems, Inc.
Supplemental Information
Fiscal 2014 Second Quarter and Six Months Ended September 30, 2013
November 6, 2013

On November 6, 2013, Orion Energy Systems, Inc. issued a press release announcing its financial results for its fiscal 2014 second quarter and six-month period ended September 30, 2013.  The purpose of the supplemental information included below is to provide further discussion and analysis of our financial results and condition for the second quarter and six months ended September 30, 2013.  Therefore, the accompanying information provided below should be read in conjunction with our press release.

Statement of Operations

Revenue. Product revenue increased from $16.9 million for the fiscal 2013 second quarter to $21.2 million for the fiscal 2014 second quarter, an increase of $4.3 million, or 25%. The increase in product revenue was a result of increased sales of solar photovoltaic, or PV, systems, $2.6 million of revenue resulting from our acquisition of Harris and increased sales of our light emitting diode, or LED, fixtures. Service revenue increased from $2.5 million for the fiscal 2013 second quarter to $6.3 million for the fiscal 2014 second quarter, an increase of $3.8 million, or 155%. The increase in service revenue was a result of the installation of solar projects under construction and $1.6 million in service revenue resulting from our acquisition of Harris. Total revenue from renewable energy systems was $9.1 million for the fiscal 2014 second quarter compared to $2.8 million for the fiscal 2013 second quarter. The % increase in revenue from renewable energy systems was due to an increase in the system size of our projects under construction compared to smaller projects under construction during fiscal 2013.

Product revenue increased from $30.5 million for the fiscal 2013 first half to $38.7 million for the fiscal 2014 first half, an increase of $8.2 million, or 27%. Total revenue from renewable energy systems was $5.5 million for the fiscal 2013 first half compared to $14.0 million for the fiscal 2014 first half, an increase of $8.5 million, or 155%.

Backlog. Total cash order backlog as of September 30, 2013 was $13.0 million, which included $8.9 million of solar PV orders, compared to a backlog of $18.6 million as of June 30, 2013, which included $16.5 million of solar PV orders. We currently expect approximately $11.1 million of our backlog to be recognized as revenue during the remainder of fiscal 2014 and the remainder in future years. We typically expect the non-solar portion of our backlog to be recognized as revenue within 90 days from receipt of order. Our solar PV orders are typically longer-term construction type projects and we expect revenue to be recognized over a period of between three and 24 months from receipt of order, depending upon the size and complexity of the project. The roll-forward of cash backlog from June 30, 2013 to September 30, 2013 is as follows (in millions):

Backlog – June 30, 2013	$18.6
Q2 – Plus: Acquisition of Harris in July 2013	2.6
Q2 – Plus: Cash orders and OTA contracts at net present value of future cash flows	19.2
Q2 – Less: Revenue recognized during the quarter	(27.5)
Q2 – Plus: Portion of revenue recognized from PPAs	0.1
Backlog – September 30, 2013	$13.0

Cost of Revenue and Gross Margin. Our cost of product revenue increased from $11.9 million for the fiscal 2013 second quarter to $15.6 million for the fiscal 2014 second quarter, an increase of $3.7 million, or 32%. Our cost of service revenue increased from $1.7 million for the fiscal 2013 second quarter to $4.0 million for the fiscal 2014 second quarter, an increase of $2.3 million, or 132%. Total gross margin was 28.5% for the fiscal 2014 second quarter compared to 29.9% for the fiscal 2013 second quarter. Our gross margins were unfavorably impacted by an increased mix of lower margin solar projects during the fiscal 2014 second quarter compared to the prior year second quarter. Our gross margin on renewable revenue was 21.2% during the fiscal 2014 second quarter compared to 27.1% during the fiscal 2013 second quarter. We expect that our total margins from sales of renewable solar systems will continue to remain in the 20.0% range during the remainder of fiscal 2014. Gross margin from sales of our integrated lighting systems for the fiscal 2014 second quarter was 32.1% compared to 30.4% for the fiscal 2013 second quarter. The increase in our lighting gross margin percentage was due to the cost containment initiatives within our manufacturing facility.

Total cost of product revenue increased from $21.5 million for the fiscal 2013 first half to $28.5 million for the fiscal 2014 first half, an increase of $7.0 million, or 33%. Total gross margin decreased from 29.3% for the fiscal 2013 first half to 28.0% for the fiscal 2014 first half. For the fiscal 2014 first half, our gross margin percentage declined due to the increased mix of lower margin solar projects compared to the prior year. Our gross margin on renewable revenues was 31.0% during the fiscal 2013 first half compared to 21.5% during the fiscal 2014 first half. Gross margin from our HIF integrated systems revenue for the fiscal 2013 first half was 29.0% compared to 30.7% during the fiscal 2014 first half.

General and Administrative Expenses. Our general and administrative expenses decreased from $4.6 million for the fiscal 2013 second quarter to $3.2 million for the fiscal 2014 second quarter, a decrease of $1.4 million, or 32%. The decrease was due to reorganization expenses of $1.3 million incurred in the prior year as a result of our management change, and reduced compensation and benefit expenses of $0.3 million resulting from our headcount reductions. These reductions were partially offset by increased insurance expenses and $0.1 million of intangible asset amortization resulting from the acquisition of Harris in July 2013.

Our general and administrative expenses decreased from $7.9 million for the fiscal 2013 first half to $5.9 million for the fiscal 2014 first half, a decrease of $2.0 million, or 26%. The decrease for the first half was due to prior year expenses of $1.3 million resulting from our reorganization, $0.7 million in reduced compensation and benefit expenses resulting from headcount reductions and other reductions in discretionary spending. These increases were partially offset by increased insurance expenses of $0.1 million and $0.1 million for the amortization of intangible assets resulting from the acquisition of Harris.

Acquisition Related Expense. Our acquisition related expenses for the fiscal 2014 second quarter and fiscal 2014 first half were $0.4 million related to the Harris acquisition. We incurred no acquisition expenses in the first half of fiscal 2013. The expenses were due to the acquisition of Harris during the fiscal 2014 second quarter and included $0.3 million for variable purchasing accounting expenses for mark-to-market expenses related to the contingent consideration earn-out for the acquisition of Harris. And other expenses for legal, accounting and integration related costs.

Sales and Marketing Expenses. Our sales and marketing expenses decreased from $4.6 million for the fiscal 2013 second quarter to $3.6 million for the fiscal 2014 second quarter, a decrease of $1.0 million, or 20%. The decrease was due to reduced compensation and benefit expense of $0.4 million resulting from our headcount reductions, reorganization expenses incurred in fiscal 2013 of $0.4 million and discretionary spending reductions of $0.7 million, offset by an increase in our sales commission expense of $0.2 million and incremental expenses of $0.3 million resulting from the acquisition of Harris. We have recently been increasing, and intend to continue to increase, our in-market direct sales force.

Our sales and marketing expenses decreased from $8.5 million for the fiscal 2013 first half to $6.9 million for the fiscal 2014 first half, a decrease of $1.6 million, or 18%. The decrease was due to reduced compensation and benefit expense of $1.0 million resulting from headcount reductions, reorganization expenses incurred in fiscal 2013 of $0.4 million and discretionary spending reductions of $0.9 million, offset by an increase in our sales commission expense of $0.4 million and incremental expenses of $0.3 million resulting from the acquisition of Harris.

Total sales and marketing employee headcount was 115 and 87 at September 30, 2012 and 2013, respectively.

Research and Development Expenses. Our research and development, or R&D, expenses decreased from $0.7 million for the fiscal 2013 second quarter to $0.4 million for the fiscal 2014 second quarter, a decrease of $0.3 million, or 37%. Our R&D expenses decreased from $1.4 million for the fiscal 2013 first half to $0.9 million for the fiscal 2014 first half, a decrease of $0.5 million, or 33%. Our R&D expenses decreased during the second quarter and first half of fiscal 2014 due to a reduction in compensation expenses, consulting expenses and product testing costs related to our energy management controls initiatives.

Interest Expense. Our interest expense was unchanged from $142,000 for the fiscal 2013 first quarter to $142,000 for the fiscal 2014 second quarter. Our interest expense decreased from $303,000 for the fiscal 2013 first half to $255,000 for the fiscal 2014 first half, a decrease of $48,000, or 16%. The decrease in interest expense was due to the reduction in financed contract debt compared to the prior year first half. In the future, we expect an increase in interest expense due to the $3.2 million promissory note issued as part of the Harris acquisition.

Interest Income. Our interest income decreased from $218,000 for the fiscal 2013 second quarter to $153,000 for the fiscal 2014 second quarter, a decrease of $65,000, or 30%. Our interest income decreased from $443,000 for the fiscal 2013 first half to $327,000 for the fiscal 2014 first half, a decrease of $116,000, or 26%. Our interest income decreased as we increased the utilization of third party finance providers for a majority of our financed projects. In the future, we expect our interest income to decrease as we continue to utilize third party finance providers for our Orion Throughput Agreements, or OTA, projects.

Income Taxes. Our income tax expense decreased from income tax expense of $5.6 million for the fiscal 2013 second quarter to an income tax benefit of $2.2 million for the fiscal 2014 second quarter, a decrease of $7.8 million, or 139%. Our income tax expense decreased from $4.1 million for the fiscal 2013 first half to an income tax benefit of $2.2 million for the fiscal 2014 first half, a decrease of $6.3 million, or 154%. During our fiscal 2013 first half, we recorded a valuation reserve against our deferred tax assets in the amount of $4.1 million due to uncertainty over the realization value of these assets in the future. During our fiscal 2014 first half, we reversed $2.2 million of our valuation reserve to offset deferred tax liabilities created by the acquisition of Harris. Our effective income tax rate for the fiscal 2014 first half was 395.5%, compared to 53.8% for the fiscal 2013 first half. The change in effective rate was due primarily to the changes in the valuation reserve and expected minimum state tax liabilities.

Statement of Cash Flows

Cash Flows Related to Operating Activities. Cash used in operating activities primarily consists of net income (loss) adjusted for certain non-cash items, including depreciation and amortization, stock-based compensation expenses, income taxes and the effect of changes in working capital and other activities.

Cash provided from operating activities for the fiscal 2014 first half was $9.6 million and consisted of net cash provided by changes in operating assets and liabilities of $6.6 million and net income adjusted for non-cash expense items of $3.0 million. Cash provided by changes in operating assets and liabilities consisted of a decrease of $3.3 million in inventory on decreased purchases of lighting components, predominantly fluorescent ballasts and wireless controls, a decrease of $4.8 million in accounts receivable on higher cash collections and an increase in accounts payable of $2.6 million due to the timing of vendor payments for solar project materials and construction installation costs. Cash used from changes in operating assets and liabilities included a $1.8 million decrease in accrued expenses and other liabilities related to the payment of accrued settlement expenses and other timing differences for legal and construction installation costs, a $2.0 million decrease in deferred revenue related to an increase in completed projects due to the timing of project billing for a large solar project under construction, a $0.3 million decrease in deferred solar project costs as projects move through the construction completion stage.

Cash used in operating activities for the fiscal 2013 first half was $2.3 million and consisted of net cash provided by changes in operating assets and liabilities of $2.4 million and a net loss adjusted for non-cash expense items of $4.7 million. Cash provided by changes in operating assets and liabilities consisted of a decrease of $0.5 million in total accounts receivable due to customer collections and reduced revenue during the first half, an increase in accounts payable of $0.9 million due to vendor payment terms, an increase in accrued expenses of $2.0 million due to the timing of reorganization expenses and a $1.2 million increase in deferred revenue due to customer deposit payments received. Cash used from changes in operating assets and liabilities included a $0.2 million increase in inventory for purchases of raw material components and a $2.6 million increase in deferred contract costs for product costs incurred on projects where the performance criteria for revenue recognition has not yet occurred.

Cash Flows Related to Investing Activities. For the fiscal 2014 first half, cash used in investing activities was $5.2 million. This included $5.0 million related to the acquisition of Harris and $0.2 million for capital improvements related to product development tooling and information technology systems.

For the fiscal 2013 first half, cash used in investing activities was $1.8 million. This included $1.7 million for capital improvements related to our product development, information technology systems, manufacturing improvements and facility investments and $0.1 million for investment in patent activities.

Cash Flows Related to Financing Activities. For the fiscal 2014 first half, cash flows used in financing activities were $1.2 million which included $1.5 million used for repayment of long-term debt, offset by $0.3 million received from stock option exercises and stock note repayments.

For the fiscal 2013 first half, cash flows used in financing activities were $5.7 million. This included $4.5 million used for common share repurchases and $1.4 million for repayment of long-term debt. Cash flows provided by financing activities included $0.2 million in debt proceeds and $0.1 million received from stock option exercises and for excess tax benefits from stock-based compensation.

Working Capital

Our net working capital as of September 30, 2013 was $35.5 million, consisting of $56.0 million in current assets and $20.5 million in current liabilities. Our net working capital as of March 31, 2013 was $34.8 million, consisting of $53.6 million in current assets and $18.8 million in current liabilities. Our net working capital increased by $2.8 million during the first half of fiscal 2014 as a result of our acquisition of Harris. Our current accounts receivable decreased from fiscal 2013 year-end by $1.1 million, net of a $2.9 million increase related to Harris receivables, due to customer collections on a large solar project under construction. Our accounts payable increased from our fiscal 2013 year end by $4.2 million, which includes a $1.3 million increase as a result of the Harris acquisition and an increase in solar inventory purchases and project expenses. Our accrued expenses decreased from our fiscal 2013 year end by $1.0 million due to the payment of accrued settlement expenses. Our deferred revenue decreased from our fiscal 2013 year end by $2.1 million as we continued to progress through the construction of our solar landfill project.

We generally attempt to maintain at least a three-month supply of on-hand inventory of purchased components and raw materials to meet anticipated demand, as well as to reduce our risk of unexpected raw material or component shortages or supply interruptions. Our accounts receivables, inventory and payables may increase to the extent our revenue and order levels increase.

Capital Spending

Capital expenditures totaled $0.2 million during the fiscal 2014 first half due to investments in new product development tooling and information systems technologies. We expect to incur a total of approximately $0.4 to $0.7 million in capital expenditures during the remainder of fiscal 2014. Our capital spending plans predominantly consist of investments related to our manufacturing operations to improve efficiencies and reduce costs and for investments in information technology systems. We expect to finance these capital expenditures primarily through our existing cash, equipment secured loans and leases, to the extent needed, long-term debt financing, or by using our available capacity under our credit facility.

Liquidity and Capital Resources

We had approximately $17.6 million in cash and cash equivalents and $1.0 million in short-term investments as of September 30, 2013, compared to $14.4 million and $1.0 million at March 31, 2013. Additionally, as of September 30, 2013 we had $13.3 million of borrowing availability under our revolving credit agreement. We completed an amendment to our credit agreement in August 2013 which extended the term to August 2014. On July 1, 2013, we completed the acquisition of Harris. The purchase price was paid through a combination of $5.0 million in cash, $3.2 million in a three-year unsecured subordinated note bearing interest at the rate of 4% per annum and 856,997 unregistered shares of common stock, representing a fair value on the date of issuance of $2.1 million. We also agreed to issue up to $1.0 million of our unregistered common stock if Harris met certain financial targets through December 31, 2014. In October 2013, we amended the earn-out section of the Harris purchase agreement to fix the future consideration for the earn-out at $1.4 million. We agreed to settle $0.6 million on January 1, 2014 in an equivalent value of unregistered shares of our common stock and $0.8 million on January 1, 2015 in cash. In July 2013, we paid $975,000, net of insurance proceeds, to settle claims filed against us by a former senior vice president.

We believe that our existing cash and cash equivalents, our anticipated cash flows from operating activities and our borrowing capacity under our revolving credit facility will be sufficient to meet our anticipated cash needs for the next 12 months, dependent upon our growth opportunities with our cash and finance customers and our future acquisition opportunities.

Definition of Contracted Revenues

The Company defines contracted revenues, which is a financial measurement not recognized under Generally Accepted Accounting Principles, or GAAP, as expected future revenue from firm customer purchase orders received, including both purchase orders payable immediately in cash and for potential future revenues expected to be realized under firm OTAs and solar Power Purchase Agreements, or PPAs. For OTA and cash contracted revenues for sales of its energy management systems, the Company generally expects that it will begin to recognize GAAP revenue under the terms of the agreements within 90 days from the firm contract date. For cash contracted revenues for sales of solar PV systems and for PPA contracted revenue, the Company generally expects that it will recognize GAAP revenue within three to 24 months from the firm contract. The Company believes that total contracted revenues are a key financial metric for evaluating and measuring the Company's performance because the measure is an indicator of the Company’s success in its customers’ adoption and acceptance of its energy products and services as it measures firm contracted revenue value, regardless of the contract’s cash or deferred financing structure and the GAAP revenue recognition treatment.

Included below is a reconciliation of contracted revenue to revenue recognized under GAAP for our fiscal 2014 first half ended September 30, 2013 (in millions).

Six months ended September 30, 2013

Total contracted revenues	$35.2

Decrease in backlog (1)	8.9

Change in solar contracts (2)	0.3

PPA GAAP revenue recognized (3)	0.4

Other miscellaneous (4)	3.5

Revenue – GAAP basis	$48.3
____________

(1)
Change in backlog reflects the increase in cash orders at the end of the respective period where product delivery or service performance has not yet occurred. GAAP revenue will be recognized when the performance conditions have been satisfied.

(2)	Reflects change orders due to system size on solar contracts.

(3)	Reflects GAAP revenue recognized on solar PPAs contracted in prior fiscal years.

(4)	Includes $2.6 million of existing backlog from the acquisition of Harris.
Use of Non-GAAP Financial Measures

The Company reports all financial information required in accordance with GAAP and also provides certain non-GAAP financial measures. A non-GAAP financial measure refers to a numerical measure of the Company’s historical or future financial performance, financial position or cash flows that includes (or excludes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements. The Company presents these non-GAAP financial measures as a complement to results provided in accordance with GAAP because management believes that these non-GAAP financial measures help reflect underlying trends in the Company’s business and are important in comparing current results with prior period results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for revenue prepared in accordance with GAAP.

The Company’s management uses the foregoing non-GAAP financial measurement to evaluate its ongoing operations and for internal planning, budgeting, forecasting and business management purposes. A schedule that reconciles the Company’s GAAP and non-GAAP financial measures is included with this release. Investors are encouraged to review this reconciliation to ensure that they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

In the Company’s earnings releases, conference calls, slide presentations and/or webcasts, it may use or discuss non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release after the condensed consolidated financial statements.

Statistical Data

The following table presents certain statistical data, cumulative from December 1, 2001 through September 30, 2013, regarding sales of our HIF lighting systems, total units sold (including HIF lighting systems), customer kilowatt demand reduction, customer kilowatt hours saved, customer electricity costs saved, indirect carbon dioxide emission reductions from customers’ energy savings, and square footage we have retrofitted. The assumptions behind our calculations are described in the footnotes to the table below.

Cumulative From
December 1, 2001
Through Sept. 30, 2013
(in thousands, unaudited)
HIF and LED lighting systems sold (1)	2,634
Total units sold (including HIF and LED lighting systems)	3,721
Customer kilowatt demand reduction (2)	848
Customer kilowatt hours saved (2)(3)	29,419,326
Customer electricity costs saved (4)	$2,264,164
Indirect carbon dioxide emission reductions from customers’ energy savings (tons) (5)	19,033
Square footage retrofitted (6)	1,388,201
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(1)	“HIF and LED lighting systems” includes all HIF units sold under the brand name “Compact Modular” and its predecessor, “Illuminator.”

(2)
A substantial majority of our HIF lighting systems, which generally operate at approximately 224 watts per six-lamp fixture, are installed in replacement of HID fixtures, which generally operate at approximately 465 watts per fixture in commercial and industrial applications. We calculate that each six-lamp HIF lighting system we install in replacement of an HID fixture generally reduces electricity consumption by approximately 241 watts (the difference between 465 watts and 224 watts). In retrofit projects where we replace fixtures other than HID fixtures, or where we replace fixtures with products other than our HIF lighting systems (which other products generally consist of products with lamps similar to those used in our HIF systems, but with varying frames, ballasts or power packs), we generally achieve similar wattage reductions (based on an analysis of the operating wattages of each of our fixtures compared to the operating wattage of the fixtures they typically replace). We calculate the amount of kilowatt demand reduction by multiplying (i) 0.241 kilowatts per six-lamp equivalent unit we install by (ii) the number of units we have installed in the period presented, including products other than our HIF lighting systems (or a total of approximately 3.7 million units).

(3)
We calculate the number of kilowatt hours saved on a cumulative basis by assuming the demand (kW) reduction for each fixture and assuming that each such unit has averaged 7,500 annual operating hours since its installation.

(4)
We calculate our customers’ electricity costs saved by multiplying the cumulative total customer kilowatt hours saved indicated in the table by $0.077 per kilowatt hour. The national average rate for the year-to-date period ended August 2013, which is the most current data for which this information is available, was $0.1009 per kilowatt hour according to the United States Energy Information Administration.

(5)
We calculate this figure by multiplying (i) the estimated amount of carbon dioxide emissions that result from the generation of one kilowatt hour of electricity (determined using the Emissions and Generation Resource Integration Database, or EGrid, prepared by the United States Environmental Protection Agency), by (ii) the number of customer kilowatt hours saved as indicated in the table.

(6)
Based on 3.7 million total units sold, which contain a total of approximately 18.5 million lamps. Each lamp illuminates approximately 75 square feet. The majority of our installed fixtures contain six lamps and typically illuminate approximately 450 square feet.

Safe Harbor Statement

Certain matters discussed in this supplemental information are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe our financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) our ability to compete and execute our growth and profitability strategy in a highly competitive market and our ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of our products and services, (v) our ability to recruit and hire sales talent to increase our in-market direct sales; (vi) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our new LED product line (vii) the substantial cost of our various legal proceedings and our ongoing SEC inquiry; (viii) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (ix) loss of one or more key employees, customers or suppliers, including key contacts at such customers; (x) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xi) our ability to effectively manage the credit risk associated with our debt funded OTA contracts; (xii) a reduction in the price of electricity; (xiii) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xiv)

increased competition from government subsidies and utility incentive programs; (xv) dependence on customers’ capital budgets for sales of products and services; (xvi) the availability of additional debt financing and/or equity capital; (xvii) potential warranty claims; (xviii) potential acquisitions; and (xix) our ability to effectively integrate the acquisition of Harris Manufacturing, Inc. and Harris LED, LLC. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this supplemental information and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of our Web site.